Exhibit 3.5

                            ARTICLES OF AMENDMENT TO

                           ARTICLES OF INCORPORATION

                                       OF

                                  CYTODYN INC

     Pursuant to the provisions of the Colorado Business Corporation Act, CYTODYNE INC adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the Corporation is CYTODYN INC.

     SECOND: The following amendment was adopted on March 11, 2010, by the Board of Directors, and on April 24, 2010, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     Article FOURTH (a) shall be amended to read as follows:

          "FOURTH: (a) The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 shares of common stock having no par value per share. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act."